Exhibit 99.1

For further information:
Robert Sigler
Vice President and Chief Financial Officer
586.920.0100

Universal Truckload Services, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2004

Warren, MI — March 21, 2005 — Universal Truckload Services, Inc. (Nasdaq: UACL) announced today its financial results for the quarter and year ended December 31, 2004.

For the quarter ended December 31, 2004, operating revenues increased 51.5%, or $38.8 million, to $114.1 million from $75.3 million for the quarter ended December 31, 2003. Included in operating revenues are fuel surcharges of $5.6 million and $1.3 million for the fourth quarters of 2004 and 2003, respectively. Net income increased 32.7%, or $859,000, to $3.5 million, or $0.35 per share, from $2.6 million, or $0.26 per share, for the quarter ended December 31, 2003. Included in the 2004 fourth quarter operating revenues was $25.2 million from our subsidiaries Great American Lines, Inc. and CrossRoad Carriers, Inc., which were acquired in August and November 2004, respectively.

Universal’s truckload revenue in the fourth quarter of 2004 increased by 35.5% to $73.8 million from $54.4 million in the corresponding period of 2003. Brokerage revenue in the fourth quarter of 2004 increased by 130.9% to $31.0 million from $13.4 million in the corresponding period of 2003. Intermodal revenue in the fourth quarter of 2004 increased by 25.0% to $9.2 million from $7.4 million in the corresponding period of 2003.

For the year ended December 31, 2004, operating revenues increased 30.4%, or $84.3 million, to $362.0 million from $277.7 million for the year ended December 31, 2003. Included in operating revenues are fuel surcharges of $12.4 million and $5.4 million for 2004 and 2003, respectively. Net income increased 27.5%, or $2.4 million, to $11.1 million, or $1.11 per share, from $8.7 million, or $0.87 per share, for the year ended December 31, 2003. Included in 2004 operating revenues was $37.8 million from Great American Lines, Inc. and CrossRoad Carriers, Inc.

“We are very pleased with our results and accomplishments in 2004,” stated Universal’s President and CEO Don Cochran. “The increase in our operating revenues of 30.4% over 2003 combined with the successful completion of two acquisitions gives us a lot to be proud of and demonstrates the strength of our organization.”

Cochran added, “Freight demand remained strong through the end of 2004. We were successful in meeting our customer’s freight needs through the expansion of our network of owner-operators, which has increased by approximately 30% since December of 2003, and through the use of approved third party carriers (brokering). Revenues generated through third party carriers increased by $34.7 million in 2004, representing an 80.8% increase over 2003.”

Management has not scheduled a conference call with this earnings release. The Company will have a conference call following its first quarter of 2005 earnings release.

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements are contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.
Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating revenues:
Truckload	$73,834	$54,472	$249,114	$205,807
Brokerage	31,036	13,442	77,726	43,000
Intermodal	9,239	7,390	35,176	28,891

Total operating revenues	114,109	75,304	362,016	277,698

Operating expenses:
Purchased transportation	85,285	55,595	269,687	204,947
Commissions expense	7,974	6,272	27,354	22,228
Other operating expense, net	1,679	932	5,268	4,069
Selling, general, and administrative	8,974	5,742	27,640	22,570
Insurance and claims	3,024	1,790	9,602	6,954
Depreciation and amortization	1,200	751	3,913	2,863

Total operating expenses	108,136	71,082	343,464	263,631

Income from operations	5,973	4,222	18,552	14,067
Interest expense, net	378	62	777	246

Income before provision for income taxes	5,595	4,160	17,775	13,821
Provision for income taxes	2,112	1,536	6,657	5,103

Net income	$3,483	$2,624	$11,118	$8,718

Earnings per common share:
Basic and diluted	$0.35	$0.26	$1.11	$0.87
Average common shares outstanding:
Basic and diluted	10,023	10,023	10,023	10,023

UNIVERSAL TRUCKLOAD SERVICES, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2004	2003
Assets
Cash	$904	$423
Accounts receivable — net	59,441	43,216
Other current assets	8,257	3,055

Total current assets	68,602	46,694
Property and equipment — net	23,831	17,189
Other long-term assets — net	12,851	2,957

Total assets	$105,284	$66,840

Liabilities and shareholders’ equity (deficit)
Total current liabilities	$117,520	$33,745
Total long-term liabilities	4,589	1,609

Total liabilities	122,109	35,354
Total shareholders’ equity (deficit)	(16,825)	31,486

Total liabilities and shareholders’ equity (deficit)	$105,284	$66,840

UNIVERSAL TRUCKLOAD SERVICES, INC.
Summary of Operating Data
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Number of agents (1)	359	327	359	327
Average number of tractors provided by owner-operators	2,574	2,049	2,306	2,114
Average operating revenues per loaded mile (2)	$2.07	$1.75	$1.90	$1.66
Average operating revenues per loaded mile, excluding fuel surcharges (2)	$1.95	$1.71	$1.83	$1.62
Average operating revenues per load (2)	$959	$952	$922	$907
Average operating revenues per load, excluding fuel surcharges (2)	$906	$933	$886	$887
Average length of haul (2)	463	544	484	547
Number of loads (2)	104,442	71,353	349,453	274,213

(1)	Includes only those agents who generated at least $100,000 in operating revenues, on an annualized basis, during the periods indicated

(2)	Excludes operating data from our intermodal support services in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies. Additionally, excludes the operating results of CrossRoad Carriers, which was acquired on November 1, 2004. CrossRoad Carriers did not track this statistical data for the periods presented.